UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 9, 2006

Red Trail Energy, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

North Dakota	333-133024	76-0742311
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 11, 3682 Highway 8 South, Richardton, North Dakota		58652
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	701-974-3308

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The Company has entered into the following agreements.

LIGNITE GRANT

On May 12, 2006, the Company entered into a $350,000 grant agreement with the State of North Dakota. The grant is to monitor and provide data and status reports on the results of operating and profitability of a lignite coal-fired ethanol plant verses the costs of operating a natural gas ethanol plant. However, the grant is subject to potential payback terms should the Company change to a non-lignite coal source, such as natural gas, for its energy use in producing ethanol and distillers grains products. The Company’s senior lender required a subordination agreement related to any potential payback of the grant. Pursuant to the terms of the subordination agreement, the senior lender would provide the funds to repay the grant if required, drawing from the Company’s existing debt facilities. The subordination agreement was executed on May 16, 2006, but the Company was unaware its senior lender had executed the subordination agreement and did not receive the fully executed subordination agreement from its senior lender until June 9, 2006.

NATURAL GAS

On June 9, 2006, the Company entered into a Gas Service Agreement with Montana-Dakota Utilities Co. to provide the natural gas line to the Company's ethanol plant and to provide for the use of natural gas for a one-time cost of approximately $137,385 for three years. Use of natural gas in the mainly coal-fired plant will include the start up of the coal-fired burners and to control the emissions when ethanol is loaded onto rail cars and trucks. Should the Company use less than the expected yearly average of natural gas, Montana-Dakota Utilities Co. has the right to recoup some of its installation costs so the Company has also received an approximate $137,385 Line of Credit from its senior lender.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Red Trail Energy, LLC

June 13, 2006	By:	/s/ Ambrose Hoff

Name: Ambrose Hoff
Title: President